As filed with the Securities and Exchange Commission on October 9, 2003
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                SPATIALIGHT, INC.
               (Exact name of issuer as specified in its charter)

                New York                                       16-1363082
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                        Identification No.)

    Five Hamilton Landing, Suite 100
           Novato, California                                     94949
(Address of Principal Executive Offices)                       (Zip Code)

                    SpatiaLight, Inc. 1999 Stock Option Plan
                Robert A. Olins Option to Purchase Common Shares
                Steven F. Tripp Option to Purchase Common Shares
        Theodore H. Banzhaf Time Accelerated Restricted Stock Award Plan
                            (Full title of the plan)

                                 Robert A. Olins
                         Acting Chief Executive Officer
                                SpatiaLight, Inc.
                        Five Hamilton Landing, Suite 100
                            Novato, California 94949
                                 (415) 883-1693
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                Melvin Katz, Esq.
                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                Approximate date of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

=============================== ========================= ========================== ======================== =====================
        Title of Each                                         Proposed Maximum          Proposed Maximum
     Class of Securities              Amount to be             Offering Price          Aggregate Offering           Amount of
       to be Registered                Registered               Per Share(1)                Price(1)             Registration Fee
------------------------------- ------------------------- -------------------------- ------------------------ ---------------------
Common Shares, par value $.01
per share (2)                          1,000,000                   $ 5.17                 $5,170,000               $418.25
------------------------------- ------------------------- -------------------------- ------------------------ ---------------------
Common Shares, par value $.01
per share (3)                           750,000                    $ 5.17                 $3,877,500               $313.68
------------------------------- ------------------------- -------------------------- ------------------------ ---------------------
Common Shares, par value $.01
per share (4)                           150,000                    $ 5.17                 $  775,500               $62.73
------------------------------- ------------------------- -------------------------- ------------------------ ---------------------
Common Shares, par value $.01
per share (5)                           800,000                    $ 5.17                 $4,136,000               $334.60
------------------------------- ------------------------- -------------------------- ------------------------ ---------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on the Nasdaq SmallCap Market on October 3, 2003.

(2) These shares represent the underlying Common Shares for options issued to participants in the Company's 1999 Stock Option Plan, as amended.

(3) These shares represent the underlying Common Shares for options granted outside of any Company plan to Robert A. Olins, Acting Chief Executive Officer and a director of the Company.

(4) These shares represent the underlying Common Shares for options granted outside of any Company plan to Steven F. Tripp, a director of the Company.

(5) These shares represent the underlying Common Shares for options granted outside of any Company plan to Theodore H. Banzhaf, an Executive Vice President of the Company, under the Theodore H. Banzhaf Time Accelerated Restricted Stock Award Plan.

                                EXPLANATORY NOTES


                          INCORPORATION BY REFERENCE OF
                    PRIOR REGISTRATION STATEMENT ON FORM S-8

         This registration statement on Form S-8 filed by SpatiaLight, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") relates in part to the registration of an additional 1,000,000 of the Company's Common Shares, $.01 par value per share, for issuance under the Company's 1999 Stock Option Plan, as amended (the "1999 Plan"). A registration statement on Form S-8 (File No. 333-91259) was filed with the Commission on November 19, 1999 (the "Prior Registration Statement") relating to the registration of 4,000,000 of the Company's Common Shares for issuance under the 1999 Plan. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference insofar as it relates to the registration of the additional 1,000,000 Common Shares. The securities registered hereunder are the same class as the securities registered under the Prior Registration Statement.

                        REGISTRATION OF SHARES UNDERLYING
                            CERTAIN NON-PLAN OPTIONS

         This Registration Statement is also being filed for the purpose of registering certain non-plan options to purchase Common Shares, which the Company granted to certain of its officers and directors.

                       REGISTRATION OF SHARES PURSUANT TO
                               REOFFER PROSPECTUS

         This Registration Statement is also being filed for purposes of registering Common Shares underlying certain options for resale by the Selling Shareholders, whose names are set forth in the accompanying Reoffer Prospectus.

         This Registration Statement contains three parts. The first part contains the Reoffer Prospectus, which has been prepared in accordance with Part I of Form S-8 (in accordance with General Instruction C of the General Instructions to Form S-8), which covers reoffers and resales of the Selling Shareholders' Common Shares. The second part contains information required by
Part I of Form S-8 and is presented only in connection with the registration of the non-plan options held by Messrs. Olins, Tripp and Banzhaf. The third part contains information required in the Registration Statement pursuant to Part II of Form S-8. Information required by Part I, as it relates to the Reoffer Prospectus, of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the "Note" to Part I of Form S-8.

                               REOFFER PROSPECTUS

                                SPATIALIGHT, INC.

                             1,700,000 COMMON SHARES

         This Prospectus relates to the resale of up to 1,700,000 of our Common Shares, par value $.01 per share, by certain Selling Shareholders listed in this Prospectus under the section entitled "Selling Shareholders." These Shares (which we refer to in this Prospectus as the "Shares") include (i) up to 750,000 Common Shares which are issuable upon exercise of certain options issued to Robert A. Olins, Acting Chief Executive Officer and a director of the Company;
(ii) up to 150,000 Common Shares which are issuable upon exercise of certain options issued to Steven F. Tripp, a director of the Company; and (iii) up to 800,000 Common Shares which are issuable upon exercise of certain options granted to Theodore F. Banzhaf, an Executive Vice President of the Company. Our Common Shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On October 3, 2003, the last sale price of our Common Shares as reported on The Nasdaq SmallCap Market was $5.14 per share.

         No underwriter is being used in connection with the sale of the Shares being offered by the Selling Shareholders. The Selling Shareholders, directly or through agents or dealers, may sell all or some of their Shares that are the subject of this Prospectus on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of the Shares being offered hereby for the account of the Selling Shareholders. Such proceeds will be received by the Selling Shareholders.

         Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

         AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            ------------------------




                 The date of this Prospectus is October 9, 2003.

                                TABLE OF CONTENTS


                                                                                    Page
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..............................1

GENERAL AND RECENT DEVELOPMENTS........................................................1

RISK FACTORS...........................................................................2

ABOUT SPATIALIGHT.....................................................................10

USE OF PROCEEDS.......................................................................13

DESCRIPTION OF COMMON SHARES..........................................................14

PLAN OF DISTRIBUTION..................................................................15

LEGAL MATTERS.........................................................................16

EXPERTS...............................................................................16

WHERE TO FIND MORE INFORMATION........................................................16

DOCUMENTS INCORPORATED BY REFERENCE...................................................16

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...17

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements and information contained in this Prospectus concerning our future, proposed and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under "Risk Factors."

                         GENERAL AND RECENT DEVELOPMENTS

         We are in the business of manufacturing high-resolution microdisplays for applications such as high definition television, computer monitors, video projectors and other applications. To date, we have entered into seven agreements or memoranda of understanding with eight original equipment manufacturers (OEMs) in China and two such agreements with OEMs in the Republic of South Korea. We are currently working with Fuji Photo Optical Co., Ltd.
(Fuji) for the manufacture of light engines being used with our microdisplay products to be sold to our current and prospective customers. Please see "About SpatiaLight" for a more detailed discussion of the terms of these agreements.

         Purchase   Orders  Received  -  In  late  January  2003,  we  concluded negotiations with Skyworth, one of the Chinese OEMs with which we had an agreement to test prototypes of our microdisplay products, resulting in a signed agreement for the purchase by Skyworth of 14,100 display units from us during a one year delivery period. The purchase order originally provided for 200 units to be delivered in February and an additional 200 units in each of March and April 2003. Skyworth and we subsequently agreed to delay the first delivery of units. As of the date of this Prospectus, we have completed partial shipment of the 200 units originally scheduled for delivery in the first month. Following the initial delivery provisions of 200 units per month for the first three months, we are scheduled to deliver 1,500 units per month until the order is completed. Pursuant to the terms of the purchase order, the obligations of Skyworth will be backed by letters of credit in our favor. The purchase order is cancelable by Skyworth on a quarterly basis and is subject to pricing contingencies and other customary terms and conditions.

         In September 2003 we announced that we signed an agreement with China Electronics Corporation (CEC), another of the Chinese OEMs with which we had an agreement to test prototypes of our microdisplay products, for the purchase by CEC of 2,000 display units from us. The agreement provides for an initial delivery of ten display units, which was completed in September, with a second delivery of 100 units to follow. Additional shipments will be made periodically according to a schedule to be determined by CEC and us. The purchase order is cancelable by CEC after delivery of 110 units and is subject to other customary terms and conditions.

         Purchase Orders Being Negotiated - We are also currently negotiating the terms of purchase orders for our products with certain of our prospective Chinese customers who are parties to the agreements or memoranda of understanding described under "About SpatiaLight". There are significant open issues with respect to these prospective purchase orders that have to be finally negotiated, including prices and quantities of our products. We cannot assure whether we will receive any purchase orders binding on any of these companies for their purchase of commercial quantities of our microdisplay products in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers are subject to certain contingencies described under "Risk Factors."

Private Placement of $5.15 Million of Equity Securities

         On May 28, 2003 we completed a private sale of 2,796,328 of our Common Shares and warrants to purchase 699,080 Common Shares for an aggregate purchase price of $5.15 million, with five purchasers, including Robert A. Olins, our Acting Chief Executive Officer and a director of SpatiaLight, who purchased 1,357,441 shares and acquired warrants to purchase 339,360 shares (which we refer to in this Prospectus as the "May Transaction"). The shares and warrants in the May Transaction were included in a currently effective Form S-3 Registration Statement pursuant to registration rights granted to the purchasers in that transaction. Funds from the May Transaction have been used to reduce our liabilities and are being used for working capital purposes.

Private Placement of $2.76 Million of Equity Securities

         On August 19, 2003 we completed a private sale of 1,212,061 of our Common Shares and warrants to purchase 303,015 Common Shares for an aggregate purchase price of $2.76 million, with six purchasers, none of whom is an affiliate of the Company (the "August Transaction"). The shares and warrants in the August Transaction were included in a currently effective Form S-3 Registration Statement pursuant to registration rights granted to the purchasers in that transaction. Funds from the August Transaction are being used for working capital purposes.

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO SECURITIES OF SPATIALIGHT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK
FACTORS:

We have a history of losses and may incur losses in the future and therefore cannot assure you that we will achieve profitability.

         We have incurred losses over the past five years and have experienced cash shortages. For the six months ended June 30, 2003 and 2002, we incurred net losses of approximately $4,874,000 and $3,900,000, respectively. In addition, we had an accumulated deficit of $53,600,000 as of June 30, 2003. We expect additional losses as we continue spending for production and other business activities as well as further research and development of our products. As a result, we will need to generate substantial sales to support our costs of doing business before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

If we are unable to obtain further financing or generate required working capital our ability to operate could suffer or cease. Our auditors have issued a report on our financial statements, which contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

         Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments essential to our ability to operate profitably, including investments in further research and development, equipment, facilities and production activities. Although our financial condition and liquidity have been assisted through the previous exercises of warrants and private purchases of our Common Shares including the approximately $8.0 million raised by us in the two recently completed stock financings, we may still require additional financing to satisfy our increasing working capital requirements. Reliance for financing upon exercise of warrants and private stock purchase agreements entails the additional risks of non-exercise of such warrants because of the prevailing market prices of our underlying Common Shares or default by stock purchasers under these agreements. In the event that we are unable to obtain further financing on satisfactory terms or at all, generate sales sufficient to offset our costs, or if the costs of development and operations are greater than we anticipated, we may be unable to grow our business at the rate desired or may be required to delay, reduce, or cease certain of our operations, any of which could materially harm our business and financial results. Our independent auditors have included an explanatory paragraph in their report in our Form 10-KSB on our financial statements for our last fiscal year regarding substantial doubt about our ability to continue as a going concern.

We are subject to lengthy development periods and product acceptance cycles which may significantly harm our business.

         Our business model requires us to develop microdisplays that perform better than existing technologies, contract with one or more third-party manufacturers to manufacture our display units in bulk, and sell the resulting display units to original equipment manufacturers that will then incorporate them into their products. Original equipment manufacturers make the determination during their product development programs whether or not to incorporate our SpatiaLight imagEngine(TM) microdisplays and/or display units in their products. This requires us to invest significant amounts of time and capital in designing our SpatiaLight imagEngine(TM) microdisplays and/or display units before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment from the SpatiaLight imagEngine(TM) microdisplays and/or display units, it could seriously harm our financial condition. In addition, the length of time that our products may be successfully received by our customers could be limited by the acceptance of new technologies developed by our competitors.

We  incur  substantial   research  and  development  costs  in  connection  with
technologies that may not be successful.

         We currently have eleven full-time engineering and six full-time manufacturing personnel based in California working on microdisplays. This staffing creates significant research and development costs that may not be recouped. Even if our current microdisplays become accepted or successful, due to the rapid technological change in our industry, we must continue to use, and may increase in number, our engineering and manufacturing personnel to develop future generations of our microdisplays. As a result, we expect to continue incurring significant research and development costs.

In recent months we have commenced manufacturing and shipping our microdisplays in commercial quantities, but unanticipated difficulties in continuing manufacturing our microdisplays may make it difficult to meet customer demands from time to time and our operating results could be significantly harmed by such difficulties.

         We need to work closely with our manufacturing sources to assure production of our current display units. Problems in production or lower than expected manufacturing yields could significantly harm our business because we will have already incurred the costs for the materials used in the microdisplay manufacturing process. These problems could cause delays that might lead our potential customers to seek other sources.

         We currently obtain silicon backplanes, a vital component in our microdisplays, from the Far East. Some Asian countries are subject to earthquakes, typhoons and political instability. Unless we obtain an alternative source, any disruption or termination of our silicon manufacturing operations in Taiwan or air transportation with the Far East could significantly harm our operations.

         Our microdisplays are assembled by combining the silicon backplanes with electronic components. The design and manufacture of liquid crystal displays and display units are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. While in the past we have had working arrangements with several independent liquid crystal display fabricators to manufacture certain of our products, we are now manufacturing our microdisplays ourselves. We believe that the internal manufacture of all such liquid crystal microdisplays will benefit us by allowing us to enhance quality control over such products as well as protect more effectively our proprietary interest in those products, but the risks discussed above associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

         We continue to have working arrangements with the manufacturer of the light engines and lamps required in the assembly of our display units. We have entered into an agreement for the supply of prisms and filters which are also required for the assembly of such units. Except for that agreement, we do not have written agreements which are binding upon the manufacturers of the other components and no such manufacturer is bound to furnish us with any specific quantities of their products at previously specified prices. At this date, we are not aware that any of our component manufacturers have known shortages of critical material.

         Because the manufacture of our SpatiaLight imagEngine(TM) microdisplays involves highly complex processes and technical problems may arise, we, in our capacity as internally manufacturing the liquid crystal microdisplays, which are an integral part of the display units, cannot assure the manufacturing yields of our products. Problems in production or lower than expected manufacturing yields could significantly harm our business and operating results. In addition, the complexity of our manufacturing processes will increase as the sophistication of our microdisplays and display units increases.

If a market for our products does not develop, our business will likely be significantly harmed.

         Various target markets for our microdisplays, including projectors, monitors, high-definition televisions, and portable microdisplays, are uncertain and may be slow to develop. In addition, companies in those markets could utilize competing technologies. High-definition television has only recently become available to consumers, and widespread market acceptance is uncertain. In addition, the commercial success of the portable microdisplay market is uncertain. The acceptance of our display units and/or SpatiaLight imagEngine(TM) microdisplays will be dependent upon the pricing, quality, reliability and useful life of these units compared to competing technologies, as to which there can be no assurance. In order for us to succeed, not only must we offer end-product manufacturers better and less expensive microdisplays than our competitors, but the manufacturers themselves must also develop commercially successful products using our microdisplays. SpatiaLight's marketing efforts are focused on developing strategic customer and governmental relationships in China and the Republic of South Korea. Our failure to sell our microdisplays to such manufacturers or the failure of the ultimate target markets to develop as we expect will negatively affect our anticipated growth.

If our microdisplays do not become widely accepted by our customers or the end-users, our business could be significantly harmed.

         Our microdisplays may not be accepted by a widespread market. Even if we successfully obtain customer orders, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

o        superior technologies developed by our competitors;

o        price considerations; and

o        lack of anticipated or actual market demand for the products.

         We currently have agreements with a limited number of customers. Despite our reasonable efforts to retain these customers, we may not be successful in this regard. The loss of any one or more of these customers could materially harm our business and financial condition.

To date, we have only received two purchase orders from our customers and we cannot assure you that we will obtain additional purchase orders from these customers or our other prospective customers, or, if we do, that such orders will generate significant revenues.

         Since late October 2001, we have entered into agreements or memoranda of understanding with eight OEMs in China contemplating the purchase by these prospective customers of our display units and/or SpatiaLight imagEngine(TM) microdisplays for use in certain of their products. All of these agreements require that we supply prototypes of our display units and/or SpatiaLight imagEngine(TM) microdisplays and that they meet technical criteria satisfactory to each of such prospective customers. In 2003 we entered into Agreements of Principal Terms with two OEMs in the Republic of South Korea. One of these agreements is a development agreement and the second contemplates the purchase of our display units for use in certain of the OEM's products. This agreement requires that we supply a prototype of our display unit and that it meet technical criteria satisfactory to the prospective customer. The Company has been advised by the other prospective Chinese customers that they are satisfied with the results of the testing of the prototypes under their agreements with the Company and we are currently negotiating terms of purchase orders for our display units and/or SpatiaLight imagEngine(TM) microdisplays with each of them. There remain open issues that have to be finally negotiated, including prices and quantities of our products. We cannot offer assurances that we will receive, in the future, binding purchase orders from any of these companies for their purchase of commercial quantities of our microdisplay products.

         In addition, even if we receive purchase orders from our current customer or prospective customers for our display units, we may have problems implementing volume production of such display units. Furthermore, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change, and product obsolescence. Manufacturers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. Therefore, even if we obtain purchase orders from several current or prospective customers, we cannot assure you that these agreements will result in significant revenues to us.

If our customers' products are not successful, our business would be materially harmed.

         We do not sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., OEMs) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers' products. Any significant slowdown in the demand for our customers' products would materially harm our business.

         Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

o maintain customer satisfaction with our design and manufacturing services;

o match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;

o anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and

o        adjust to the cyclical nature of the industries and markets we serve.

         Our failure to address these risks may cause us to lose sales or for sales to decline.

The electronics industry is highly competitive, which may result in lost sales or lower gross margins.

         We serve highly competitive industries that are characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins and lower market share. Some of our competitors have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly than we can.

         Our competitive position could suffer if one or more of our customers decide to design and manufacture their own display units, to contract with our competitors, or to use alternative technologies. In addition, our customers typically develop a second source. Second source suppliers may win an increasing share of a program. Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

o        our success in designing and manufacturing new display technologies;

o        our ability to address the needs of customers;

o the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

o foreign currency fluctuations, which may cause a foreign competitor's products to be priced significantly lower than our displays;

o        the quality of our customer services;

o        the efficiency of our production sources;

o the rate at which customers incorporate our displays into their own products; and

o        products or technologies introduced by our competitors.

Our business is significantly affected by conditions or events occurring in the electronics industry generally.

         The electronics industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Since the electronics industry is cyclical in nature, we may experience substantial period-to-period fluctuations in future operating results because of general industry conditions or events occurring in the general economy.

Our operating results are subject to significant fluctuations.

         Our results of operations have varied significantly from quarter to quarter in the past and are likely to vary significantly in the future, which makes it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors, which cause our operating results to fluctuate include the following:

o introductions of displays and market acceptance of new generations of displays;

o        timing of expenditures in anticipation of future orders;

o        changes in our cost structure;

o        availability of labor and components;

o        pricing and availability of competitive products and services;

o        the timing of orders;

o the volume of orders relative to the capacity we can contract to produce;

o        evolution in the life cycles of customers' products; and

o        changes or anticipated changes in economic conditions.

The market price of our Common Shares is highly volatile.

         The market price of our Common Shares has been extremely volatile, reflecting reported losses, receipt of additional financing and changes of management. Other companies have found similar volatility correlates with class action securities lawsuits although to date we have not been a defendant in any such lawsuit. The trading price of our Common Shares in the future could continue to be subject to wide fluctuations in response to various factors, including the following:

o        quarterly variations in our operating results;

o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

o        public announcements regarding our business developments;

o        changes in analysts' estimates of our financial performance;

o        sales of large numbers of our Common Shares by our shareholders;

o        general conditions in the electronics industry; and

o        worldwide economic and financial conditions.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations and other factors may adversely affect the market price of our Common Shares.

By further increasing the number of our Common Shares that may be sold into the market, this offering by the Selling Shareholders could cause the market price of our Common Shares to decrease significantly, even if our business operations are performing well.

         The 1,700,000 Shares covered by this Reoffer Prospectus (all of which are issuable upon exercise of options) represent approximately 5.44% of the total number of our Common Shares that are issued and outstanding as of October 3, 2003. All of these Shares will be freely salable beginning on the date of this Prospectus. Sales of these Shares in the public market, or the perception that future sales of these Shares could occur, might adversely affect the prevailing market price of our Common Shares in the near future.

Our Common Shares may not be liquid.

         Our Common Shares are currently traded on The NASDAQ SmallCap Market. Our shareholders may find that it is more difficult to sell our Common Shares than shares that are listed on The NASDAQ National Market, American Stock Exchange or New York Stock Exchange. The trading volume of our Common Shares may be adversely affected due to the limited marketability of our Common Shares. Any substantial sales of our Common Shares may result in a material reduction in price because relatively few buyers may be available to purchase our Common Shares.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete could be harmed.

         Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us, particularly since currently we do not have any life insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so. If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed.

         We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions, to establish and protect our intellectual property rights. Policing unauthorized use of our products and technology is difficult, however. Despite our efforts to protect our proprietary rights, we face the following risks:

o        pending patent applications may not be issued;

o        patents issued to us may be challenged, invalidated, or circumvented;

o unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

o others may independently develop similar technology or design around any patents issued to us;

o        breach of confidentiality agreements;

o        intellectual  property laws may not protect our intellectual  property;
         and

o effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our prospective Chinese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to protect our intellectual property.

         There can be no assurance that we will have adequate remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future, which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

Political,   economic  and  regulatory  risks   associated  with   international
operations may limit our ability to do business abroad.

         A substantial number of our manufacturers, customers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, and protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. All of our agreements with customers are governed by foreign law and therefore, are subject to uncertainty with regard to their enforceability.

Risks related to doing business in China may negatively affect our business.

         Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

         A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business in China and to enforce the agreements or purchase orders to which we are, or may become, a party.

         At various times during recent years, the United States and China have had significant disagreements over political, economic and social issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect our ability to do business in China.

We do not pay cash dividends.

         We have never paid any cash dividends on our Common Shares and do not anticipate that we will pay cash dividends in the near future. Instead, we intend to apply any future earnings to the expansion and development of our business.

                                ABOUT SPATIALIGHT

         We manufacture microdisplays that provide high resolution images suitable for applications such as high definition television, rear projection computer monitors and video projectors, and potential applications such as those used in wireless communication devices, portable games and digital assistants. Our microdisplays are designed for use in end products of original equipment manufacturers, and therefore we work closely with customers to incorporate our microdisplays into their final products. While in the past we have had working arrangements with several independent liquid crystal display fabricators to manufacture certain of our prototype products, we are now manufacturing our microdisplays ourselves in a 500 square foot Class 100 cleanroom and a 1200 square foot Class 1000 cleanroom. By reason of these current arrangements, we have enhanced quality control and we have more effective protection of our proprietary technology in our products. Internal manufacturing is subject to certain risks described under "Risk Factors." We have patents covering parts of our designs; however, the key designs of the circuitry in the silicon, drive electronics, and liquid crystal assembly techniques are proprietary and not covered by patents.

         Our microdisplays are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. These displays are also known as and commonly referred to as liquid crystal displays (LCD), active matrix liquid crystal displays, liquid crystal on silicon (LCoS), and spatial light modulators.

         The image on a microdisplay can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Potential microdisplay applications include:

         o        large-screen   rear-projection  television  systems,  in  both
                  standard television format and high definition television formats;

         o large-screen rear-projection computer monitors in a variety of resolutions;

         o        video projectors for presentations;

         o head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications; and

         o        other  potential   applications  such  as  point  of  purchase
                  displays, optical computing and data storage.

         Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies offering comparable quality. By using existing manufacturing processes, we believe we will be able to obtain economies of scale. We are currently working with Fuji Photo Optical Company for the manufacture of light engines using our microdisplays to be sold to our customers.

         Since late October 2001, we have entered into seven agreements or memoranda of understanding with eight OEMs in China contemplating the purchase by these prospective customers of our display units and/or SpatiaLight imagEngine(TM) microdisplays for use in certain of their products. All of these agreements require that we supply prototypes of our display units and/or SpatiaLight imagEngine(TM) microdisplays and that they meet technical criteria satisfactory to each of such prospective customers. Two of these agreements have resulted in purchase orders, the terms of which are described below under this caption. We are currently negotiating the terms of purchase orders for our display units and/or SpatiaLight imagEngine(TM) microdisplays with four of the other prospective Chinese customers.

         In addition, in January and June 2003, we entered into preliminary agreements with two OEMs in the Republic of South Korea. One of these agreements requires that we supply a prototype of our display unit and that it meet technical criteria satisfactory to the prospective customer. The agreement with the other South Korean OEM is an agreement to jointly develop a high definition television incorporating a SpatiaLight microdisplay device. We have delivered the requisite prototypes to both South Korean OEMs and we have been advised by both that testing of such prototypes is in progress. In the event that the technical criteria are satisfactory to the prospective customer, these agreements provide for a market testing period where the prospective customer has the opportunity to evaluate the performance of our product in the marketplace.

         The following is the current status of each of the agreements or memoranda of understanding:

         Skyworth Display Ltd. (Skyworth)

         In late January 2003, we concluded negotiations with Skyworth, one of the Chinese OEMs with which we had an agreement to test prototypes of our microdisplay products, resulting in a signed agreement for the purchase by Skyworth of 14,100 display units from us during a one year delivery period. The purchase order originally provided for 200 units to be delivered in February and an additional 200 units in each of March and April 2003. Skyworth and we subsequently agreed to delay the first delivery of units. As of the date of this prospectus, we have completed partial shipment of the 200 units originally scheduled for delivery in the first month. Following the initial delivery provisions of 200 units per month for the first three months, we are scheduled to deliver 1,500 units per month until the order is completed. Pursuant to the terms of the purchase order, the obligations of Skyworth will be backed by letters of credit in our favor. The purchase order is cancelable by Skyworth on a quarterly basis and is subject to pricing contingencies and other customary terms and conditions.

         China Electronics Corporation (CEC)

         In September 2003 we announced that we signed an agreement with China Electronics Corporation (CEC), another of the Chinese OEMs with which we had an agreement to test prototypes of our microdisplay products, for the purchase by CEC of 2,000 display units from us. The agreement provides for an initial delivery of ten display units, which was completed in September, with a second delivery of 100 units to follow. Additional shipments will be made periodically according to a schedule to be determined by CEC and us. The purchase order is cancelable by CEC after delivery of 110 units and is subject to other customary terms and conditions.

         Shanghai Information Industry Co. Ltd. (SVA), Hisense Electronic Co., Ltd. (Hisense), Shanghai China Display Co., Ltd. (China Display) and Panda Electronics Group Co. Ltd. (Panda)

         We are currently negotiating the terms of purchase orders for our products with four of our prospective Chinese customers - SVA, Hisense, China Display and Panda. There are significant open issues that are being negotiated, including prices and quantities of our products. We cannot assure whether we will receive purchase orders binding on all four or any of these companies for their purchase of commercial quantities of our microdisplay products commencing in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers are subject to certain contingencies described under "Risk Factors."

         Sichuan Changhong Electric Co. (Changhong)

         We are currently preparing to ship the requisite prototype display unit to Changhong for testing purposes. Even if the testing of our display unit is satisfactory to Changhong, we cannot assure whether we will receive purchase orders binding on Changhong for its purchase of commercial quantities of our microdisplay products. Even assuming that we receive a purchase order that is binding on Changhong, this order and our sales to Changhong are subject to certain contingencies described under "Risk Factors."

         South Korean OEMs

         The agreement with one South Korean OEM requires that we supply a prototype of our display unit and that it meet technical criteria satisfactory to the prospective customer. The agreement with the other South Korean OEM is an agreement to jointly develop a high definition television incorporating a SpatiaLight microdisplay device. We have shipped the requisite number of our prototype display units to these South Korean prospective customers and we have been advised by both companies that they are conducting testing of the display units. Even if the testing of our display units is satisfactory to the South Korean OEMs, we cannot assure whether we will receive purchase orders binding on both or either of these companies for their purchase of commercial quantities of our microdisplay products commencing in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers are subject to certain contingencies described under "Risk Factors."

         May Transaction

         On May 28, 2003 we completed a private sale of 2,796,328 of our Common Shares and warrants to purchase 699,080 Common Shares for an aggregate purchase price of $5.15 million, with five purchasers, including Robert A. Olins, our Acting Chief Executive Officer and a director of SpatiaLight, who purchased 1,357,441 shares and acquired warrants to purchase 339,360 shares. The shares and warrants in the May Transaction were included in a currently effective Form S-3 Registration Statement pursuant to registration rights granted to the purchasers in that transaction. Funds from the May Transaction have been used to reduce our liabilities and are being used for working capital purposes. In addition, warrants to purchase 77,126 Shares were granted to the placement agent for the May Transaction.

         August Transaction

         On August 19, 2003 we completed a private sale of 1,212,061 of our Common Shares and warrants to purchase 303,015 Common Shares for an aggregate purchase price of $2.76 million, with six purchasers, none of whom is an affiliate of the Company. The shares and warrants in the August Transaction were included in a currently effective Form S-3 Registration Statement pursuant to registration rights granted to the purchasers in that transaction. In addition, warrants to purchase 48,482 Shares were granted to the placement agent for the financing. Funds from the August Transaction are being used for working capital purposes.

State of Incorporation and Principal Office

         We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the Shares being offered hereby for the account of the Selling Shareholders. Such proceeds will be received by the Selling Shareholders. However, we will receive the proceeds of the exercise of the options held by these Selling Shareholders to the extent that such options are exercised. There can be no assurance concerning the number or the timing of the exercise of such options by the Selling Shareholders at this date.

                              SELLING SHAREHOLDERS

         The following table sets forth with respect to each Selling Shareholder the number of Common Shares beneficially owned as of October 3, 2003, the number of Shares being offered pursuant to this Prospectus, the number of Common Shares owned after the offering and the percentage of the Common Shares owned after the offering.

                                                                                                     Percentage of
                                      Number of                               Number of Common       Common Shares
       Name of Selling           Common Shares Owned     Number of Shares    Shares Owned After     Owned after the
         Shareholder            Prior to the Offering     Being Offered      the Offering/1/           Offering
         -----------            ---------------------     -------------      -------------             --------
Robert A. Olins/2/                      6,904,441              750,000              6,154,441           19.71%
Steven F. Tripp/3/                        373,457              150,000                223,457             .72%
Theodore H. Banzhaf/4/                          0              800,000                      0            0.00%

            TOTAL                       7,277,898            1,700,000              6,377,898           20.42%
                                        =========            =========              =========          =======

         We assume that the Selling Shareholders will seek to sell all of the Shares offered under this Prospectus, but we are unable to determine the exact number of Shares that will actually be sold or whether and to what extent any of the Selling Shareholders will exercise the warrants referred to under "Selling Shareholders." However, the right to purchase the Shares under the options will be forfeited unless exercised before October 18, 2010, October 18, 2010 and July 7, 2006, respectively, the expiration date of such options.

                          DESCRIPTION OF COMMON SHARES

         Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 50,000,000 Common Shares, $.01 par value. As of October 3, 2003, 31,226,869 Common Shares were issued and outstanding.


         The holders of our Common Shares have equal ratable rights to dividends from funds legally available therefor, when and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our Common Shares. Holders of our Common Shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Common Shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our Common Shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Common Shares can elect all of our directors then standing for election.


--------------------
/1/ Assumes the sale by each Selling Shareholder, as part of the offering, of all of the Shares subject to Options included in this Reoffer Prospectus held by such Selling Shareholder, as to which there can be no assurance.

/2/ Includes 2,376,000 Shares beneficially owned subject to conversion of principal and interest of convertible notes held by Argyle Capital Management Corporation, of which Mr. Olins is President and over which Mr. Olins exercises voting control. Also includes 2,275,000 Shares subject to outstanding stock options held by Mr. Olins that were exercisable as of June 30, 2003, and also includes 1,357,411 Common Shares which were purchased in a private purchase transaction and 349,864 Common Shares issuable upon exercise of warrants which were acquired in the same private purchase transaction

/3/ Includes 175,000 Shares subject to outstanding stock options held by Mr. Tripp that were exercisable as of April 23, 2003 and 50,000 Shares subject to options not exercisable within 60 days. 142,857 Shares issuable upon conversion of principal and interest of convertible notes held by the Steven F. Tripp Trust are not included. Steven F. Tripp a director of the Company and beneficiary of the Trust, does not have voting or dispositive power over these shares.

/4/      Mr. Banzhaf is Executive Vice President of the Company.

         The American Stock Transfer Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Shares.

                              PLAN OF DISTRIBUTION

         All restrictions under the Securities Act (and legends on the Shares evidencing such restrictions) on the Shares to be sold by the Selling Shareholders are to be removed upon and as of the effective date of the Registration Statement of which this Prospectus is a part.

         The Shares may be sold from time to time following the effective date by the Selling Shareholders, or by any of their pledgees, donees, assignees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following, without limitation: (a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (b) block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (d) an exchange distribution in accordance with the rules of the applicable exchange; (e) privately negotiated transactions; (f) settlement of short sales; (g) broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per Share; (h) a combination of any such methods of sale; and (i) any other method permitted pursuant to applicable law. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the Shares in connection therewith. The Shares may also be used to settle short sales to the extent permitted under the Securities Act.

         From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged Shares from time to time under the Prospectus or amendment to this Prospectus, subject to relevant rules of the SEC or under other applicable provisions of the Securities Act.

         All fees and expenses incurred in connection with the registration of the Shares, including but not limited to all registration and filing fees, printing expenses and fees of the Company's counsel and accountants, are to be borne by the Company. The Selling Shareholders shall bear the cost of brokerage commissions and dealers, discounts and any taxes to be paid, by reason of such transactions.

         The Selling Shareholders and the brokers or dealers through whom sales of the Shares are made, may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions.

         We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of Shares and has furnished the Selling Shareholders with a copy of that regulation and have also informed the Selling Shareholders of the rules governing the required delivery of copies of this Prospectus in connection with the sale of such Shares.

         There is no assurance that the Selling Shareholders will offer for sale or sell any or all of the Shares offered pursuant to this Prospectus. In the event the Shares are sold by the Selling Shareholders, we will not receive any of the proceeds from any such sale, except for the payment to us of the exercise price of the outstanding warrants referred to under "Selling Shareholders."



                                  LEGAL MATTERS

         The legality of the Shares offered by this Prospectus is being passed upon by Bryan Cave LLP, New York, New York.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                         WHERE TO FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

         You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You may also inspect this material free of charge at the SEC's web site at http://www.sec.gov. Finally, you may also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight Common Shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". SpatiaLight's Internet web site is located at http://www.spatialight.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this Prospectus by reference:

         o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003.

         o The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

         o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003, filed on May 15, 2003 and August 14, 2003, respectively.

         All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Prospectus and before the termination of the offering of the Shares under this Prospectus shall be considered incorporated by reference in this Prospectus and be a part of this
Prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document, which also is considered to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Prospectus. We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone (415) 883-1693).

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

         In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

         At present,  there is no pending  litigation or proceeding  involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================
WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.











                                SPATIALIGHT, INC.

                             1,700,000 COMMON SHARES










                                   PROSPECTUS

                                 October 9, 2003




================================================================================

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual
               Information.

         The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to the respective participants in the Robert A. Olins Option Plan, Steven F. Tripp Option Plan and TARSAP as specified by Rule 428(b)(1). In addition, the statement required to be made pursuant to Item 2 of Part I to Form S-8 shall be contained in each of the
Section 10(a) prospectuses.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by SpatiaLight, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

         2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, and June 30, 2003.

         3. The description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

         All documents filed subsequent to the filing date of this Registration Statement with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board indemnify all other corporate personnel to the extent permitted by law.

         In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

         At present,  there is no pending  litigation or proceeding  involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

4.1      SpatiaLight, Inc. 1999 Stock Option Plan, as amended.

4.2      Robert A. Olins Option to Purchase Common Shares.

4.3      Steven F. Tripp Option to Purchase Common Shares.

4.4      Theodore H. Banzhaf Time Accelerated Restricted Stock Award Plan.

5.1      Opinion of Bryan Cave LLP.

23.1     Consent of BDO Seidman, LLP, independent certified public accountants.

23.2     Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

24.1     Power of Attorney (included on signature page).

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
10(a)(3) of the Securities Act of 1933,
as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of
this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not
previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on October 9, 2003.

                                       SPATIALIGHT, INC.

                                       By: /s/ ROBERT A. OLINS
                                           -------------------------------------
                                           Robert A. Olins, Acting Chief
                                           Executive Officer



                                       By: /s/ TIMOTHY V. DESCAMPS
                                           -------------------------------------
                                           Timothy V. Descamps, Chief
                                           Financial Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Olins, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                    Title                                  Date
               ---------                                    -----                                  ----
/s/ ROBERT A. OLINS                      Acting Chief Executive Officer, Secretary,         October 9, 2003
---------------------------------        Treasurer and Director
Robert A. Olins


*/s/ Lawrence J. Matteson                Director                                           October 9, 2003
 --------------------------------
 Lawrence J. Matteson


*/s/ Steven F. Tripp                     Director                                           October 9, 2003
 --------------------------------
 Steven F. Tripp


*/s/ Claude Piaget                       Director                                           October 9, 2003
 --------------------------------
 Claude Piaget


*By: /s/ ROBERT A. OLINS                                                                    October 9, 2003
     -------------------
     Robert A. Olins
     (Attorney-in-fact)

                                  EXHIBIT INDEX

No.      Document
---      --------

4.1      SpatiaLight, Inc. 1999 Stock Option Plan, as amended.

4.2      Robert A. Olins Option to Purchase Common Shares.

4.3      Steven F. Tripp Option to Purchase Common Shares.

4.4      Theodore H. Banzhaf Time Accelerated Restricted Stock Award Plan.

5.1      Opinion of Bryan Cave LLP.

23.1     Consent of BDO Seidman, LLP, independent certified public accountants.

23.3     Consent of Bryan Cave LLP (included as part of Exhibit 5.1).

24.1     Power of Attorney (included on signature page).